SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                            SEC FILE NUMBER:  0-17483

                                  (Check One):
       [  ] Form 10-K and Form 10-KSB     [ ] Form 20-F     [ ] Form 11-K
                [X] Form 10-Q and Form 10-QSB     [ ] Form N-SAR

   For Period Ended: August 31, 1996
        [ ]  Transition Report on Form 10-K
        [ ]  Transition Report on Form 20-F
        [ ]  Transition Report on Form 11-K
        [ ]  Transition Report on Form 10-Q
        [ ]  Transition Report on Form N-SAR
             For the Transition Period Ended:   ________________________


        Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
                       ___________________________________

        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: __________________
   ___________________________________

        __________________________________________________________________

   Part I -- Registrant Information
        __________________________________________________________________

   Full Name of Registrant:           EUROAMERICAN GROUP INC.
   Former Name if Applicable:
   Address of Principal Executive
      Office (Street and Number):     50 Broad Street
                                      Suite 516
   City, State and Zip Code:          New York, New York  10004

        __________________________________________________________________

   Part II -- Rules 12b-25(b) and (c)
        __________________________________________________________________

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

        [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
        __________________________________________________________________

   Part III -- Narrative
        __________________________________________________________________

        State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or potion thereof could not be filed within the prescribed period.

        The Registrant's Quarterly Report on Form 10-QSB for the three-month period ended August 31, 1996 could not be filed timely because certain financial information concerning the Registrant's European operations is not yet fully compiled and available and therefore the Registrant's first fiscal quarter financial statements are not yet available. Although the Registrant endeavored to compile such data on a timely basis, the completion of this task could not, in the Registrant's judgment, have been completed by the due date for the Form 10-QSB without the incurrence of unreasonable effort and expense.
        __________________________________________________________________

   Part IV -- Other Information
        __________________________________________________________________

        (1) Name and telephone number of person to contact in regard to this notification:

           Steven C. Millner                 (212) 447-0909
                (Name)               (Area Code)(Telephone Number)

        (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                              [X] Yes  [ ] No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              [ ] Yes  [X] No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
                      ____________________________________

                             EUROAMERICAN GROUP INC.
                  (Name of Registrant as specified in charter)

   has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



   Date:     October 16, 1996              By:  /s/  Steven C. Millner
                                                Steven C. Millner
                                                Secretary